Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Fourth Quarter 2023 Earnings
February 29, 2024, Bethesda, MD.
    Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended December 31, 2023 (“2023 Quarter”). Total revenue for the 2023 Quarter increased to $66.7 million from $62.3 million for the quarter ended December 31, 2022 (“2022 Quarter”). Net income increased to $17.5 million for the 2023 Quarter from $15.4 million for the 2022 Quarter. Net income for the 2023 Quarter increased compared to the 2022 Quarter due to (a) higher termination fees of $2.4 million and (b) higher base rent of $1.4 million, partially offset by (c) higher interest expense, net and amortization of deferred debt costs of $0.9 million and (d) higher general and administrative expenses of $0.9 million. Net income available to common stockholders was $10.4 million ($0.43 per basic and diluted share) for the 2023 Quarter compared to $9.1 million ($0.38 per basic and diluted share) for the 2022 Quarter.
    Same property revenue increased 7.0% and same property operating income increased 8.8% for the 2023 Quarter compared to the 2022 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses, (d) change in fair value of derivatives, and (e) loss on early extinguishment of debt minus (f) gain on sale of property and (g) the results of properties not in operation for the entirety of the comparable periods. No properties were excluded from same property results for the 2023 Quarter. Shopping Center same property operating income increased 10.9% and Mixed-Use same property operating income increased 2.7% for the 2023 Quarter compared to the 2022 Quarter. The increase in Shopping Center same property operating income was primarily due to (a) higher termination fees of $2.5 million and (b) higher base rent of $1.0 million. The increase in Mixed-Use same property operating income was primarily due to higher base rent of $0.4 million. Same property revenue and same property operating income are non-GAAP supplemental performance measures that the Company considers meaningful in measuring its operating performance. Reconciliations of total revenue to same property revenue and net income to same property operating income are attached to this press release.
For the 2023 Quarter, Funds From Operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and extinguishment of issuance costs upon redemption of preferred shares) increased to $26.9 million ($0.79 and $0.79 per basic and diluted share, respectively) from $24.7 million ($0.74 and $0.72 per basic and diluted share, respectively) in the 2022 Quarter. FFO is a non-GAAP supplemental earnings measure that the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The increase in FFO available to common stockholders and noncontrolling interests was primarily due to (a) higher termination fees of $2.4 million and (b) higher base rent of $1.4 million, partially offset by (c) higher interest expense, net and amortization of deferred debt costs of $0.9 million and (d) higher general and administrative expenses of $0.9 million.
As of December 31, 2023, 94.2% of the commercial portfolio was leased (all properties except the residential portfolio), compared to 93.2% at December 31, 2022. The residential portfolio was 98.0% leased at December 31, 2023, compared to 97.2% at December 31, 2022.
    For the year ended December 31, 2023 (“2023 Period”), total revenue increased to $257.2 million from $245.9 million for the year ended December 31, 2022 (“2022 Period”). Net income increased to $69.0 million for the 2023 Period from
$65.4 million for the 2022 Period. The increase in net income was primarily due to (a) higher base rent of $7.3 million, (b) higher termination fees of $2.7 million and (c) higher other property revenue of $0.5 million, partially offset by (d) higher interest expense, net and amortization of deferred debt costs of $5.2 million and (e) lower expense recovery income, net of expenses, of $1.5 million. Net income available to common stockholders was $41.5 million ($1.73 per basic and diluted share) for the 2023 Period compared to $39.0 million ($1.63 per basic and diluted share) for the 2022 Period.
    Same property revenue increased 4.6% and same property operating income increased 4.8% for the 2023 Period compared to the 2022 Period. No properties were excluded from same property results for the 2023 Period. Shopping Center same property operating income increased 4.2% and Mixed-Use same property operating income increased 6.5% for the 2023 Period compared to the 2022 Period. Shopping Center same property operating income increased primarily due to (a) higher base rent of $4.2 million and (b) higher termination fees of $2.3 million, partially offset by (c) lower expense recovery income, net of expenses of $0.7 million. Mixed-Use same property operating income increased primarily due to higher base rent of $3.1 million.
www.SaulCenters.com

    For the 2023 Period, FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and extinguishment of issuance costs upon redemption of preferred shares) increased 3.0% to $106.3 million ($3.17 and $3.12 per basic and diluted share, respectively) from $103.2 million ($3.10 and $3.04 per basic and diluted share, respectively) in the 2022 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) higher base rent of $7.3 million and (b) higher termination fees of $2.7 million, partially offset by (c) higher interest expense, net and amortization of deferred debt costs of $5.2 million and (d) lower expense recovery income, net of expenses, of $1.5 million.
    Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio comprised of 61 properties that includes (a) 57 community and neighborhood Shopping Centers and Mixed-Use properties with approximately 9.8 million square feet of leasable area and (b) four land and development properties. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Carlos L. Heard
(301) 986-7737
Safe Harbor Statement
    Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K filed on February 29, 2024, and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2024.
www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,
(Dollars in thousands, except per share amounts)	2023	2022
Assets
Real estate investments
Land	$511,529	$511,529
Buildings and equipment	1,595,023	1,574,381
Construction in progress	514,553	322,226
	2,621,105	2,408,136
Accumulated depreciation	(729,470)	(688,475)
Total real estate investments, net	1,891,635	1,719,661
Cash and cash equivalents	8,407	13,279
Accounts receivable and accrued income, net	56,032	56,323
Deferred leasing costs, net	23,728	22,388
Other assets	14,335	21,651
Total assets	$1,994,137	$1,833,302
Liabilities
Mortgage notes payable, net	$935,451	$961,577
Revolving credit facility payable, net	274,715	161,941
Term loan facility payable, net	99,530	99,382
Construction loans payable, net	77,305	—
Accounts payable, accrued expenses and other liabilities	57,022	42,978
Deferred income	22,748	23,169
Dividends and distributions payable	22,937	22,453
Total liabilities	1,489,708	1,311,500
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,082,887 and 24,016,009 shares issued and outstanding, respectively	241	240
Additional paid-in capital	449,959	446,301
Partnership units in escrow	—	39,650
Distributions in excess of accumulated earnings	(288,825)	(273,559)
Accumulated other comprehensive income	2,014	2,852
Total Saul Centers, Inc. equity	348,389	400,484
Noncontrolling interests	156,040	121,318
Total equity	504,429	521,802
Total liabilities and equity	$1,994,137	$1,833,302

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)
Revenue
Rental revenue	$62,859	$61,072	$249,057	$240,837
Other	3,824	1,264	8,150	5,023
Total revenue	66,683	62,336	257,207	245,860
Expenses
Property operating expenses	9,987	9,760	37,489	35,934
Real estate taxes	7,061	6,937	29,650	28,588
Interest expense, net and amortization of deferred debt costs	12,635	11,775	49,153	43,937
Depreciation and amortization of deferred leasing costs	12,203	12,069	48,430	48,969
General and administrative	7,334	6,404	23,459	22,392
Loss on early extinguishment of debt	—	—	—	648
Total expenses	49,220	46,945	188,181	180,468
Net Income	17,463	15,391	69,026	65,392
Noncontrolling interests
Income attributable to noncontrolling interests	(4,257)	(3,528)	(16,337)	(15,198)
Net income attributable to Saul Centers, Inc.	13,206	11,863	52,689	50,194
Preferred stock dividends	(2,799)	(2,799)	(11,194)	(11,194)
Net income available to common stockholders	$10,407	$9,064	$41,495	$39,000
Per share net income available to common stockholders
Basic and diluted	$0.43	$0.38	$1.73	$1.63

Weighted Average Common Stock:
Common stock	24,077	24,011	24,051	23,964
Effect of dilutive options	2	—	2	8
Diluted weighted average common stock	24,079	24,011	24,053	23,972

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2023	2022	2023	2022
Net income	$17,463	$15,391	$69,026	$65,392
Add:
Real estate depreciation and amortization	12,203	12,069	48,430	48,969
FFO	29,666	27,460	117,456	114,361
Subtract:
Preferred stock dividends	(2,799)	(2,799)	(11,194)	(11,194)
FFO available to common stockholders and noncontrolling interests	$26,867	$24,661	$106,262	$103,167
Weighted average shares and units:
Basic	33,876	33,309	33,474	33,256
Diluted (2)	34,115	34,017	34,066	33,972
Basic FFO per share available to common stockholders and noncontrolling interests	$0.79	$0.74	$3.17	$3.10
Diluted FFO per share available to common stockholders and noncontrolling interests.	$0.79	$0.72	$3.12	$3.04

(1)    The National Association of Real Estate Investment Trusts (“Nareit”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by Nareit as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

(2)    Beginning March 5, 2021, fully diluted shares and units includes 1.4 million limited partnership units were held in escrow that related to the contribution of Twinbrook Quarter by 1592 Rockville Pike. Half of the units held in escrow were released on October 18, 2021. The remaining units held in escrow were released on October 18, 2023.

Reconciliation of total revenue to same property revenue (3)
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Total revenue	$66,683	$62,336	$257,207	$245,860
Less: Acquisitions, dispositions and development properties	—	—	—	—
Total same property revenue	$66,683	$62,336	$257,207	$245,860

Shopping Centers	$47,136	$43,440	$179,350	$172,055
Mixed-Use properties	19,547	18,896	77,857	73,805
Total same property revenue	$66,683	$62,336	$257,207	$245,860

Total Shopping Center revenue	$47,136	$43,440	$179,350	$172,055
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center revenue	$47,136	$43,440	$179,350	$172,055

Total Mixed-Use property revenue	$19,547	$18,896	$77,857	$73,805
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use revenue	$19,547	$18,896	$77,857	$73,805
(3) Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (4)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2023	2022	2023	2022
Net income	$17,463	$15,391	$69,026	$65,392
Add: Interest expense, net and amortization of deferred debt costs	12,635	11,775	49,153	43,937
Add: Depreciation and amortization of deferred leasing costs	12,203	12,069	48,430	48,969
Add: General and administrative	7,334	6,404	23,459	22,392
Add: Loss on early extinguishment of debt	—	—	—	648
Property operating income	49,635	45,639	190,068	181,338
Less: Acquisitions, dispositions and development properties	—	—	—	—
Total same property operating income	$49,635	$45,639	$190,068	$181,338

Shopping Centers	$37,319	$33,646	$140,866	$135,160
Mixed-Use properties	12,316	11,993	49,202	46,178
Total same property operating income	$49,635	$45,639	$190,068	$181,338

Shopping Center operating income	$37,319	$33,646	$140,866	$135,160
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center operating income	$37,319	$33,646	$140,866	$135,160

Mixed-Use property operating income	$12,316	$11,993	$49,202	$46,178
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use property operating income	$12,316	$11,993	$49,202	$46,178

(4) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.